Exhibit 99.1

SEA CONTAINERS LTD ISSUED WITH A FINANCIAL SUPPORT DIRECTION BY THE PENSIONS REGULATOR

Hamilton, Bermuda. 18 June 2007. Sea Containers Ltd announced today that the Determinations Panel of the Pensions Regulator has published notices of its decision that a Financial Support Direction (FSD) will be issued on the Company under Section 43 of the Pensions Act 2004 in respect of the Sea Containers 1983 Pension Scheme and the Sea Containers 1990 Pension Scheme. The hearing took place in London on 12 and 13 June 2007 to consider warning notices issued by the Regulator in October 2006 and April 2007 in respect of the two Pension Schemes.

The issue of the FSD, which requires the Company to put in place financial support for its pension schemes, will not take place before 28 days after the date of the Determination Notices. Reasons for the Determination Notices were reserved and will be issued on Monday 25 June.

It has always been the Company’s expectation that any restructuring plan of reorganization proposed under the Chapter 11 bankruptcy protection process would be subject to the Pensions Regulator’s Clearance procedure, but the Company is nevertheless disappointed in the outcome of the hearing. The Company will give its full comments once the Panel has given its reasons and will consider once it has received them whether an appeal is appropriate.

ENDS

For further information:

Lisa Barnard, Director of Communications, Sea Containers group of companies

Tel: +44 207 805 5550 Email: lisa.barnard@seacontainers.com

Investor Relations enquiries contact:

William W. Galvin III, The Galvin Partnership

Tel: +1 (203) 618-9800, email: wwg@galvinpartners.com

Sea Containers Ltd., 22 Victoria Street, P.O. Box HM 1179, Hamilton HMEX, Bermuda